Exhibit No. 99.1

Supplemental Segment Information
In thousands	Three Months Ended April 30,		Year Ended April 30,
	2005	2004	2005	2004
Orders Received:
Sign Making and Specialty Graphics	$ 71,207	$ 73,297	$274,921	$278,903
Apparel and Flexible Materials	45,780	44,127	177,851	164,886
Ophthalmic Lens Processing	19,100	21,684	72,294	79,180
	$136,087	$139,108	$525,066	$522,969
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	April 30, 2005	April 30, 2004
Backlog:
Sign Making and Specialty Graphics	$ 1,223	$ 537
Apparel and Flexible Materials	38,443	30,957
Ophthalmic Lens Processing	3,943	4,371
	$43,609	$35,865
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